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                                                   Exhibit 10.i.


December 19, 1997

BUSINESS RESTRICTED
PERSONAL AND CONFIDENTIAL


Orville E. Fisher



RE: Employment and Consulting Transition Agreement

Dear Chip:

This letter when signed by you will confirm the mutual arrangements we have made for your continued employment and the planned transition to your formal retirement from and consulting services to be provided to Jostens. The effective date of this Agreement will be January 31, 1998.

The terms of the Agreement are as follows:

     1. You will continue in an employment capacity with Jostens through January 31, 1999 (hereinafter referred to as the "Employment Period"). During that period of time you will assist in the transition of all of your current duties and responsibilities to those individuals responsible for assuming those duties. At all times during this Employment Period with Jostens you, of course, will support, follow and implement all reasonable directions and strategies requested by me as the Chief Executive Officer of Jostens. Specifically, the employment services to be provided by you herein will be to manage the following specific projects to completion or transition to another assigned Jostens employee: _____________________.

     2. You agree to resign as an officer of Jostens and any of its subsidiaries and joint ventures and from the Board of Directors of any of Jostens subsidiaries or joint ventures effective as of January 31, 1998.

     3. During the Employment Period and in consideration of the mutual undertakings herein, the following terms will govern the relationship between you and Jostens.

          a. You will receive a management bonus for CY1997 (if any is earned) in accordance with the terms offered to you under the 1997 Annual
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               Management Bonus Plan, with 100% credit given for the KBI portion of that program. This bonus will be paid at the same time as Bonus payments are paid to other Jostens Executives under this plan.

          b. You will be paid an annual base salary in semi-monthly payments equal to Two Hundred Thirty Thousand Eight Hundred Six and no/100 Dollars ($230,806) per year during the Employment Period.

          c. All of your current employee benefits and executive perquisites will continue in the same manner as that of a full-time, active senior executive of Jostens through the Employment Period.

               Through the Employment Period you will also continue to receive the additional following employee benefits and receive vesting and years of service credit in these benefits as if you were at all times a full-time active senior executive of Jostens: health and dental coverage, life insurance, continued eligibility and participation in the Performance Pays Plan, Jostens Pension Plan "D" and supplemental pension programs on the same terms and conditions as apply to other senior executive officers of Jostens. In addition, you will continue to receive, through the full Employment Period, vesting and years of service credit under the Executive Supplemental Retirement Agreement you have with the Company. January 31, 1999 will be deemed your retirement date from Jostens. As of the date of your retirement you will be 100% vested in said plan and will be given credit for 24 years of service and your benefit thereunder will be based upon an annual base salary of $230,806.

          d. For purposes of Jostens providing you with life, health and dental coverage, Jostens will consider your separation retirement date from Jostens to be effective as of the last day of the Employment Period and your annual base salary to be $230,806. You will be eligible for normal COBRA benefits after January 31, 1999. In addition, pursuant to the terms of the Jostens 401(k) Retirement Savings Plan, you will continue to be eligible to receive vesting and Jostens company matching contributions under the Plan for all contributions to be made relating to all the years through the Employment Period.

          e. Payment for five (5) weeks of unused vacation will be made to you in a lump sum by February 28, 1998. No vacation will be accrued during the remainder of the Employment Period.

          f. Jostens will continue to provide you with the lease of the company vehicle currently in your possession and continue to reimburse you for gas,
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               insurance and other costs of operating that vehicle or
               alternatively, you will be provided a monthly vehicle allowance on the same basis as other top level senior executives of Jostens. At the end of the Employment Period you will have the option of returning the vehicle, personally continuing to pay the lease payments or purchase said vehicle under the terms set by the lessor.

          g. You will continue to have the possession and use of Jostens' personal computer and be eligible for charitable gift matching. You will also be eligible for full reimbursement of all club dues and assessments, long distance and cellular phone charges and for financial planning, executive medical reimbursement and executive physical benefits programs.

          h. You will not be eligible for any other management bonus plans or future stock award grants.

          i. As of January 31, 1998 you will no longer be considered an insider of Jostens for federal securities rules reporting purposes. Please note that the same reporting requirements you have been obligated to follow in the past will continue to apply for a period of six (6) months after January 31, 1998.

          j. Your vesting and exercise rights for the stock option grants and restricted shares that you have been awarded in Jostens stock, will continue as if you were a full-time active employee of Jostens through the last day of the Consulting Period. January 31, 2000, which is the last day of the Consulting Period, will for the purposes of all stock awards granted to you, be considered your fully qualified effective retirement date from Jostens.

               In addition, the 3,500 performance shares awarded to you by the Compensation Committee on July 24, 1997 shall be amended to eliminate the EPS targets required to earn these shares. These 3,500 performance shares shall be deemed to be earned based on criteria similar to those approved by the Compensation Committee of the Board of Directors for other senior executives of the Company.

          k. Jostens will consider separately engaging you, after June 30, 1998, on terms mutually acceptable to both parties, to assist Jostens in any merger or acquisition transactions, if you are at the time actively involved in such career activities.

          l. Jostens shall not be obligated to provide you with any office or clerical services, on its premises, beyond February 6, 1998.
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     4.   During the period February 1, 1999 through January 31, 2000 you shall be an independent consultant to Jostens and will be paid the sum of $230,806 in equal semi-monthly payments during this period of time (hereinafter referred to as the "Consulting Period"). During the Consulting Period you will provide consulting services as reasonably requested by me and that we mutually agree upon. You will not be eligible for any Jostens employment benefits or executive perquisites during the Consulting Period.

     5. In consideration for what Jostens has agreed to provide you as identified above, you agree:

          a. At all times during the Employment Period and Consulting Period, you will be publicly portrayed as Retiring from Jostens.

          b. It is understood that you will be free to begin your active, public search for new career opportunities as of January 1, 1998 and that anytime after January 31, 1998 you may become fully engaged in other career activities. You agree not to undertake any business activities during the Employment Period that would prevent you from adequately performing the services you have undertaken herein.

          c. That from the date of this Agreement through the Employment Period and Consulting Period, you will publicly support and positively endorse the strategies, directions and goals of Jostens.

          d. That you will not, during or subsequent to your employment with Jostens, divulge, furnish, or make accessible to anyone any confidential proprietary information of Jostens or any of its subsidiary or affiliated companies.

          e. That, during the period up to and including January 31, 2000 you will not solicit or entice current Jostens employees or sales representatives to accept employment with you or any new employer with whom you may become associated.

          f. Unless specifically approved in writing by the General Counsel of Jostens, which approval will not be unreasonably withheld, you will not on or before January 31, 2002 serve as a director, officer or employee of any company or establish your own business which is in direct or indirect competition with any of Jostens' business activities. Any request by you for confirmation that an activity is not competitive or request for consent shall be responded to within thirty (30) days of such request. Should you breach this paragraph, Jostens shall be entitled to terminate any unpaid monies that may be due you under Section 3.b. and Section 4 of this Agreement and shall have the right to recover any payments made to you
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               under Section 3.b and Section 4 of this Agreement during such breach. The only other competitor restrictions that will apply to you are the provisions of Section 11 of the Executive Supplemental Retirement Agreement, which shall apply only to payments under that agreement.

          g. Should you breach any terms of Section 5 and such breach remains uncured after providing you with twenty (20) days prior written notice of such breach, Jostens will be entitled, in addition to any other legal rights it may have, to terminate any unpaid monies that may be due you under this Agreement and shall have the right to recover that portion of any payments made to you under the terms of this Agreement. In addition, you will forfeit any shares of restricted stock which have not fully bested.

          h. To return all company property not otherwise provided for herein, including keys and credit cards on or before June 30, 1998

     6. Jostens, its officers, directors, agents, employees and subsidiary companies, on one hand, and you, on the other hand, agree to release and forever discharge each other from and to waive all causes of action, damages, liability and claims of whatever nature relating to or arising out of your employment with Jostens and the cessation of that employment including, but not limited to, claims under federal, state, or local discrimination laws, and the Age Discrimination and Employment Act, provided, however, that nothing herein shall release or discharge Jostens or you from obligations under this Agreement or which arise after the date you sign this Agreement. Also, nothing herein shall limit or restrict your right to indemnification, which right shall continue on the same basis as it is offered to all other executive officers of Jostens.

     7. At Jostens' request, you will continue to fully cooperate with Jostens in any current and future claims or lawsuits involving Jostens where you have knowledge of the underlying facts. In addition, you will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against Jostens; provided, however, that nothing in this Agreement will be construed to prevent you from testifying at an administrative hearing, a deposition or in court in response to a lawful subpoena in any litigation or proceeding involving Jostens. Jostens further agrees to reimburse you for any reasonable out of pocket expenses you incur in cooperation with the rendering of any assistance to Jostens pursuant to this paragraph.

     8. Jostens will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Jostens to expressly assume and agree to perform this Agreement in the same manner and to the same extent Jostens would be required to perform if no such succession had taken place.
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          This Agreement shall inure to the benefit of and be enforceable by your personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any benefits, perquisites or any amounts would still be payable hereunder as if you had continued to live, all such benefits, perquisites and amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your wife, or, if there is no such wife, to your estate.

     9. This Agreement contains the entire agreement and understanding of the parties and no representations have been made or relied upon by either party other than those that are expressly set forth herein. This Agreement may not be altered, modified or amended unless done in writing and signed by you and an officer of Jostens.

     10. Jostens, upon specific request, will provide legally appropriate references. Should you wish to have any additional information released by Jostens, you should request such in writing and agree to hold Jostens harmless for any such information transmitted on your behalf pursuant to your request. We also understand that you may contact individuals within Jostens for personal references outside of our normal Human Resource procedure. In this situation, we expect your requests to be in writing and such company employees will be providing their own personal opinion and not those of Jostens. In these situations, you agree not to make any claims and shall hold Jostens harmless for any information provided from your personal requests.

     11. In the event of a breach by either party, the prevailing party in any subsequent litigation or arbitration shall be entitled to recover their reasonable attorney's fees.

          You acknowledge that you have been given up to twenty-one (21) days to consider this Agreement and have been advised and have had the opportunity to consult legal counsel of your own choosing concerning this Agreement and that you have entered into it of your own free will and without compulsion.

          You have the right to rescind that portion of this waiver and release which deals with charges or claims brought pursuant to the Minnesota Human Rights Act or the Age Discrimination and Employment Act within fifteen (15) days from the date you sign this Agreement. To be effective, this rescission must be in writing and hand delivered or mailed to Jostens, Inc. to the attention of Brian K. Beutner within a fifteen (15) day period, and be properly addressed to: Jostens, Inc., 5501 Norman Center Drive, Minneapolis, MN 55437, Attn: Brian K. Beutner, and sent by certified mail - return receipt requested. Rescission of the release will result in cessation of all payments and benefits provided by Jostens pursuant hereto.
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          If this Agreement and the conditions contained herein are agreeable to you, please sign and return this letter to me within twenty-one (21) days or as soon as possible, thereby noting your knowing and voluntary agreement.

          Regards,

          /s/ Robert C. Buhrmaster
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          Robert C. Buhrmaster
          President and CEO


          AGREED AND ACCEPTED THIS 13TH DAY OF JANUARY, 1998.



          /s/ Orville E. Fisher, Jr.
          ----------------------------------
          Orville E. Fisher, Jr.